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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2011


          Red Bank, N.J. January 28, 2011 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.55 per unit for the first quarter of fiscal 2011, payable on February 23, 2011 to holders of record on February 11, 2011. Natural gas sold during the fourth calendar quarter of 2010 is the primary source of royalty income on which the February distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.55 per unit is 10%, or $0.05 per unit, higher than the distribution of $0.50 per unit for the first quarter of fiscal 2010. No information on sales or production has yet been received. Details will be available in the press release announcing the Trust's net income scheduled for release on or about February 15, 2011.

          Trust royalty payments for each fiscal quarter are now based on actual royalties payable for the preceding calendar quarter. As part of the royalty payment process, in the final month of the Trust's fiscal quarter the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. In the quarter just ending, an underpayment in the amount of Euros 1,455,302 or $1,975,247 was received on January 26, 2011.

          The table below shows the anticipated amount of royalties in Euros (based on the actual amount of royalties that were paid to the Trust for the last calendar quarter of 2010), in dollars based on the current exchange rate of 1.3686 and the dollar royalties in cents per unit. These figures can only be approximate due to changing Euro/dollar exchange rates. The anticipated royalty income in Euros for April may be increased if the operating companies' calculations show an underpayment. In addition, as a result of errors discovered by the Trust's German accountants in their examination of the royalty calculations during 2007-08, the Trust will receive an additional Euros 72,000 in February.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    February           Euros 1,622,587        $2,220,673          $0.24
    March              Euros 1,550,587        $2,122,133          $0.23
    April              Euros 1,550,587        $2,122,133          $0.23
------------------------------------------------------------------------------

          The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $2.09 per unit. This 12-month cumulative distribution is 14.69% or $0.36 per unit lower than the prior 12-month distribution of $2.45 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

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Contact --  John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.